NEWS RELEASE


FOR IMMEDIATE RELEASE          FOR MORE INFORMATION
October 30, 2003               Contact:  Mark Knox, re: N-900
                               630 305-9500, ext. 2529

NICOR  ANNOUNCES  THIRD  QUARTER  EARNINGS  AND REVISES
2003  EARNINGS  OUTLOOK

Naperville, IL - Nicor Inc. (NYSE: GAS) today reported preliminary third quarter 2003 net income, operating income and diluted earnings per common share of $0.5 million, $4.2 million and $.01, respectively. This compares to third quarter 2002 net income, operating income and diluted earnings per common share of $29.8 million, $53.6 million and $.67, respectively. In 2003, the gas distribution segment changed its interim depreciation allocation method. Had gas distribution depreciation been determined using the same method as in 2003, third quarter 2002 consolidated net income, operating income and diluted earnings per common share, would have been $19.3 million, $36.2 million and $.44, respectively. Although this change has contributed to significant quarter to-quarter earnings variances, it will not have any impact on the full year comparison between 2002 and 2003.

Other major factors contributing to decreased earnings per share results for the third quarter of 2003 include the absence of about $20 million of pretax mercury-related recoveries that were reported in the third quarter of last year, higher operating costs in the company's gas distribution segment, and lower operating results in the company's other businesses. Partially offsetting these negative factors was a pretax gain from the wind-down of the company's 50-percent-owned retail energy marketing joint venture, Nicor Energy.

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For the nine months ended September 30, 2003 preliminary net income, operating income and diluted earnings per common share were $70.2 million, $124.4 million and $1.59, respectively. This compares to net income, operating income and diluted earnings per common share for the same 2002 period of $88.8 million, $162.3 million and $2.00, respectively. Had gas distribution depreciation been determined using the same interim allocation method as in 2003, consolidated net income, operating income and diluted earnings per common share for the nine months ended September 30, 2002, would have been $84.5 million, $155.3 million and $1.90, respectively.

Lower earnings per share for the nine-months-ended period are primarily attributable to decreased operating results in the company's gas distribution segment and other energy ventures businesses. Partially offsetting these negative factors were gains from the wind-down of Nicor Energy and higher operating results in the company's shipping segment. The lower operating results in the company's gas distribution segment were due to a number of factors, most significantly higher operating costs and the change in the interim depreciation allocation method.

"Increasing operating costs, including the effects of high natural gas costs, at our utility business continue to be the biggest factors impacting our 2003 operating results," said Thomas L. Fisher, chairman and chief executive officer. "Maintaining the earnings level in our utility business over the next few years will be a key challenge. We remain committed to our business strategies and focused on improving overall business results. We continue to be pleased with the solid performance in our shipping segment this year and the progress we are making in positioning our retail energy-related service businesses for the future."

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Page 3

More details regarding 2003 preliminary third quarter and the nine-month period financial results compared to 2002 follow:

o Gas distribution operating income decreased in the third quarter to $4.4 million from $48.4 million in 2002. The quarter-to-quarter decline is due primarily to:
-- The absence of about $20 million of mercury-related recoveries reported in the third quarter of 2002;
-- Higher depreciation expense of about $17 million in the third quarter
   2003 related to the new method for allocating depreciation expense to interim periods; and
-- Other factors, including lower Chicago Hub results; decreased industrial customer deliveries, particularly for power generation;
   and higher operating costs, such as lower pension returns, and higher costs relating to bad debt, insurance, health care, ongoing depreciation expense beyond the change in the interim allocation method, and company use of natural gas.

  For the nine months ended September 30, 2003, operating income decreased to $115.8 million, from $150.1 million in 2002. The year-to-date decline is due primarily to:
-- Higher depreciation expense of about $ 7 million due to the new interim depreciation expense allocation method;
-- About $25 million in higher operating and maintenance costs, similar to those that impacted the quarter, and increased depreciation expense beyond the change in the interim allocation method; and
-- Other factors, including lower gains on property sales and mercury-related recoveries, lower Chicago Hub results and decreased industrial customer deliveries, particularly for power generation, which more than offset the impact of colder weather.

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Page 4

o Shipping operating income for the third quarter of 2003 decreased to $3 million from $4.4 million in 2002 on lower volumes and lower average rates, partially offset by lower operating costs. Quarter-to-quarter volume declines were due mainly to economic conditions. For the nine months ended September 30, 2003, operating income increased to $13.6 million from $12.4 million in 2002 on higher volumes shipped and higher average rates. Year-to-date volume improvements were due primarily to an acquisition made in April 2002.

o Operating income (loss) for the company's other energy ventures for the third quarter and nine month 2003 periods were ($0.7) million and $2.3 million, respectively, compared to $2.8 million and $4.9 million, respectively, in 2002. The decline for both periods was due primarily to lower operating results in the company's retail energy-related products and services business and wholesale natural gas marketing business, partially offset by lower operating losses from the company's former energy system development activities.

   For the year, other energy ventures operating results have been significantly impacted by a previously announced required change in accounting method at Nicor Enerchange, the company's wholesale natural gas marketing business. The accounting change does not alter the economic results of the business, but does create ongoing timing differences for when gains and losses are recognized, and will cause variability in period-to-period results. The new accounting method adopted January 1, 2003 resulted in a $4.5 million cumulative effect loss, net of taxes, in the first quarter of 2003. This cumulative effect adjustment removed all previously recorded unrealized mark-to-market gains on natural gas inventory and non-derivative energy-related contracts for storage and transportation services. Most of these gains were recognized by Nicor Enerchange and reported in other energy venture's operating income in the first quarter of 2003.

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Page 5

o The company recorded higher results in 2003 for the quarter and nine-month ended periods from its equity investment in Nicor Energy. The company reported losses from Nicor Energy in 2002 for both the third quarter and year-to-date periods. The company wrote down its equity investment in the 50-percent-owned joint venture to zero in the third quarter of 2002. As a result of Nicor Energy's successful efforts to dispose of its assets in 2003, the company received cash distributions from the joint venture and recorded pretax gains of $3.3 million and $8.9 million, respectively for the 2003 third quarter and nine-month ended periods. Future income from the wind-down of Nicor Energy is expected to be minimal.

                             2003 Earnings Guidance

The company further announced that it has lowered its previously provided 2003 annual diluted earnings per common share estimate to be in the range of $2.45 to $2.55. This estimate includes reported results for the nine-month-ended period and assumes lower than anticipated operating results in the gas distribution segment due mainly to higher provisions for bad debts. It also reflects the variations in the timing of recognizing revenues and expenses at Nicor Enerchange due to the new accounting method.

The estimate also assumes, among other things, normal weather for the remainder of the year and no impacts associated with the Illinois Commerce Commission's PBR/PGA review, and no further impact from mercury-related activities or other contingencies. While these items could affect 2003 earnings, they are not estimable. The company also indicated that due to the new accounting method at Nicor Enerchange there will be some variability in period-to-period results.

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Page 6
                                 Conference Call

As previously announced, the company will be holding a conference call to discuss its third quarter financial results and 2003 outlook. The conference call will be held on Friday, October 31, 2003 at 8:00 a.m. central, 9:00 a.m. eastern time.

To hear the conference call live, please logon to Nicor's corporate website at www.nicor.com, choose "Investor" and then select the webcast icon on the Overview page. A replay of the call will be available until 5:00 p.m. central time, Friday, November 14, 2003. To access the recording, call 1-888-286-8010, or 617-801-6888 for callers outside the United States, and enter reservation number 82262109. The call will also be archived on Nicor's corporate website for 90 days.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the S&P 500. Its principal businesses are Nicor Gas, one of the nation's largest natural gas distribution companies, and Tropical Shipping, a containerized shipping business serving the Caribbean region. Nicor also owns and has equity interests in several energy-related businesses. For more information, visit the Nicor website at www.nicor.com.

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Page 7

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements about the earnings expectations of Nicor Inc., its subsidiaries and affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "expect," "intend," "may," "planned," "potential," "should," "will," "would," or similar phrases. Actual results may differ materially from those indicated in the company's forward-looking statements due to the direct or indirect effects of the results of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review, and undue reliance should not be placed on such statements. Other factors that could cause materially different results include, but are not limited to, weather conditions; natural gas and fuel prices; fair value accounting adjustments; health care costs; insurance costs; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; Caribbean tourism; energy conservation; legislative and regulatory actions, results, or adjustments; additional adjustments related to Nicor's retail energy marketing joint venture; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles; performance of major suppliers and contractors; and acts of terrorism. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.

Nicor Inc.

PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (millions, except per share data)

                                   Three months ended   Nine months ended
                                        Sept. 30            Sept. 30
                                   ------------------   ------------------
                                     2003     2002         2003     2002
                                   --------  -------    --------  --------

Operating revenues                 $ 294.8  $ 252.4   $ 1,918.9  $ 1,192.6
                                   -------  -------   ---------  ---------

Operating expenses
 Gas distribution
   Cost of gas                       117.6     65.4     1,221.5      527.3
   Operating and maintenance          51.4     48.2       164.5      143.4
   Depreciation                       35.6     17.0       107.6       96.2
   Taxes, other than income taxes     14.4     13.4       108.4       77.1
   Mercury-related costs (recoveries)    -    (19.7)      (17.8)     (19.5)
   Property sale (gains) losses          -        -         (.4)      (3.4)
 Shipping                             60.8     62.2       183.8      179.2
 All other                            10.8     12.3        26.9       30.0
                                   -------  -------   ---------  ---------
                                     290.6    198.8     1,794.5    1,030.3
                                   -------  -------   ---------  ---------

Operating income                       4.2     53.6       124.4      162.3
Equity investment income (loss), net   4.8     (2.6)       12.9       (7.5)
Other income (expense), net             .4       .7         1.5        2.5
Interest expense, net of amounts
 capitalized                           8.8      9.7        27.8       28.4
                                   -------  -------   ---------  ---------

Income before income taxes and
 cumulative effect of accounting
 change                                 .6     42.0       111.0      128.9
Income tax expense                      .1     12.2        36.3       40.1
                                   -------  -------   ---------  ---------

Income before cumulative effect
 of accounting change                   .5     29.8        74.7       88.8
Cumulative effect of accounting
 change, net of $3.0
 income tax benefit                      -        -        (4.5)         -
                                   -------  -------   ---------  ---------

Net income                              .5     29.8        70.2       88.8
Dividends on preferred stock             -       .1           -         .3
                                   -------  -------   ---------  ---------

Earnings applicable to common stock $   .5   $ 29.7    $   70.2   $   88.5
                                   =======  =======   =========  =========

Average shares of common stock outstanding
 Basic                                44.0     44.0        44.0       44.2
 Diluted                              44.2     44.1        44.2       44.4

Earnings per average share of common stock
 Basic
  Before cumulative effect
   of accounting change              $ .01    $ .68     $  1.69   $   2.01
  Cumulative effect of accounting
   change, net of tax                    -        -        (.10)         -
                                   -------  -------   ---------  ---------
  Basic earnings per share           $ .01    $ .68     $  1.59   $   2.01
                                   =======  =======   =========  =========
 Diluted
  Before cumulative effect
   of accounting change              $ .01    $ .67     $  1.69   $   2.00
  Cumulative effect of accounting
   change, net of tax                    -        -        (.10)         -
                                   -------  -------   ---------  ---------
  Diluted earnings per share         $ .01    $ .67     $  1.59   $   2.00
                                   =======  =======   =========  =========
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Nicor Inc.

PRELIMINARY FINANCIAL HIGHLIGHTS
Unaudited (millions, except per share data)

                                   Three months ended   Nine months ended
                                        Sept. 30           Sept. 30
                                   ------------------   ------------------
                                     2003     2002         2003     2002
                                   --------  -------    --------  --------

Operating revenues
    Gas distribution               $ 223.4  $ 172.7   $ 1,699.6    $ 971.2
    Shipping                          63.8     66.6       197.4      191.6
    Other energy ventures             15.1     13.1        53.7       37.5
    Corporate and eliminations        (7.5)       -       (31.8)      (7.7)
                                   -------  -------   ---------  ---------
                                   $ 294.8  $ 252.4   $ 1,918.9  $ 1,192.6
                                   =======  =======   =========  =========

Operating income (loss)
    Gas distribution               $   4.4  $  48.4   $   115.8  $   150.1
    Shipping                           3.0      4.4        13.6       12.4
    Other energy ventures              (.7)     2.8         2.3        4.9
    Corporate and eliminations        (2.5)    (2.0)       (7.3)      (5.1)
                                   -------  -------   ---------  ---------
                                   $   4.2  $  53.6   $   124.4  $   162.3
                                   =======  =======   =========  =========

Income before cumulative effect
     of accounting change          $    .5  $  29.8   $    74.7  $    88.8

Cumulative effect of accounting
 change, net of $3.0
 income tax benefit                      -        -        (4.5)         -
                                   -------  -------   ---------  ---------

Net income                         $    .5  $  29.8   $    70.2  $    88.8
                                   =======  =======   =========  =========

Earnings applicable to common stock $   .5  $  29.7   $    70.2  $    88.5

Average shares of common stock outstanding
  Basic                               44.0     44.0        44.0       44.2
  Diluted                             44.2     44.1        44.2       44.4

Earnings per average share of common stock
 Basic
  Before cumulative effect
   of accounting change            $   .01  $   .68   $    1.69  $    2.01
  Cumulative effect of accounting
   change, net of tax                    -        -        (.10)         -
                                   -------  -------   ---------  ---------
  Basic earnings per share         $   .01  $   .68   $    1.59  $    2.01
                                   =======  =======   =========  =========
 Diluted
  Before cumulative effect
   of accounting change            $   .01  $   .67   $    1.69  $    2.00
  Cumulative effect of accounting
   change, net of tax                    -        -        (.10)         -
                                   -------  -------   ---------  ---------
  Diluted earnings per share       $   .01  $   .67   $    1.59  $    2.00
                                   =======  =======   =========  =========

Nicor Inc.                               Preliminary Operating Statistics
Gas Distribution
Unaudited
                                   Three months ended   Nine months ended
                                      September 30        September 30
                                   ------------------   ------------------
                                     2003     2002         2003     2002
                                   --------  -------    --------  --------
Operating revenues (millions)
  Sales - Residential               $ 142.0  $ 100.8    $1,158.2  $  620.1
          Commercial                   31.2     20.3       256.2     120.1
          Industrial                    4.3      2.1        37.7      19.7
                                   --------  -------    --------  --------
                                      177.5    123.2     1,452.1     759.9
                                   --------  -------    --------  --------
  Transportation
        - Residential                   3.9      4.0        15.7      10.0
          Commercial                   11.0     12.2        51.5      53.9
          Industrial                   11.1     13.7        32.5      35.8
          Other                         1.3      1.0        10.4       5.5
                                   --------  -------    --------  --------
                                       27.3     30.9       110.1     105.2
                                   --------  -------    --------  --------
  Other revenues - Revenue taxes       11.4      9.1        98.3      66.0
                   Environmental
                    cost recovery       2.4      1.7        22.1      17.1
                   Chicago Hub          1.1      3.6         4.6      10.1
                   Weather hedge
                    results               -       .7        (3.5)      1.3
                   Other                3.7      3.5        15.9      11.6
                                   --------  -------    --------  --------
                                       18.6     18.6       137.4     106.1
                                   --------  -------    --------  --------
                                   $  223.4  $ 172.7    $1,699.6  $  971.2
                                   ========  =======    ========   =======
Deliveries (Bcf)
  Sales - Residential                  14.3     13.2       150.3     139.0
          Commercial                    3.5      3.0        33.2      26.7
          Industrial                     .5       .3         5.1       4.8
                                   --------  -------    --------  --------
                                       18.3     16.5       188.6     170.5
                                   --------  -------    --------  --------
  Transportation - Residential          1.0      1.1        11.2       5.6
                   Commercial           8.7     14.1        61.8      68.4
                   Industrial          27.8     42.6        89.8     116.6
                                   --------  -------    --------  --------
                                       37.5     57.8       162.8     190.6
                                   --------  -------    --------  --------
                                       55.8     74.3       351.4     361.1
                                   ========  =======    ========  ========

Degree days                             97       33       4,094     3,530
Colder (warmer) than normal
   Degree days                          26      (38)        267      (297)
   Percent                              37      (54)          7        (8)

Average gas cost per Mcf sold       $ 6.31   $ 3.84      $ 6.41    $ 3.04

Customers at September 30 (thousands)
  Sales - Residential              1,726.9  1,701.5
          Commercial                 111.4    105.0
          Industrial                   7.0      6.7
                                   -------  -------
                                   1,845.3  1,813.2
                                   -------  -------
  Transportation - Residential       138.9    135.2
                   Commercial         58.3     63.6
                   Industrial          6.3      6.8
                                   -------  -------
                                     203.5    205.6
                                   -------  -------
                                   2,048.8  2,018.8
                                   =======  =======

Nicor Inc.                             Preliminary Operating Statistics
Shipping
Unaudited                          Three months ended   Nine months ended
                                      September 30         September 30
                                   ------------------   ------------------
                                     2003     2002         2003     2002
                                   --------  -------    --------  --------

Operating revenues (millions)      $  63.8  $  66.6      $ 197.4   $ 191.6

Operating income (millions)        $   3.0  $   4.4      $  13.6   $  12.4

Twenty-foot equivalent units (TEU)
    shipped (thousands)               42.5     43.9        127.4     126.7

Revenue per TEU                    $ 1,484  $ 1,515      $ 1,534   $ 1,511

Vessels operated                        16       17